Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Shell Company Report Form 20-F pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 of LumiraDx Limited of our report dated January 8, 2021, except for the second paragraph in Note 7 as to which the date is April 20, 2021, with respect to our audit of the financial statements of CA Healthcare Acquisition Corp. (“Company”) as of December 31, 2020 for the period October 7, 2020 (inception) through December 31, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which report appears in the Proxy Statement/Prospectus. We also consent to the reference to our Firm under the heading “Statement by Experts” in such Shell Company Report Form 20-F.

/s/ Marcum LLP

Marcum LLP

New York, NY

September 29, 2021